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Contact:	David A. Owen
(256) 580-3976

WOLVERINE TUBE APPOINTS BILL EVANS TO ITS BOARD OF DIRECTORS

HUNTSVILLE, ALABAMA APRIL 8, 2008 - Wolverine Tube, Inc. (OTC Bulletin Board: WLVT.PK) today announced that William Evans has been appointed to its Board of Directors and as Chairman of its Audit Committee, effective April 8, 2008.
Steven S. Elbaum, Chairman, stated, “We welcome Bill Evans’ appointment to Wolverine’s Board of Directors and as Chairman of its Audit Committee. Bill’s combination of financial, accounting and overall business experience strengthens Wolverine’s Board and underscores Wolverine’s commitment to sound and best practices at an important juncture in the rebuilding of the Company. We are grateful to Jack Duncan for assuming the position of Chairman of the Audit Committee during the last twelve months. Jack will remain a member of the Board and Audit Committee.”
Mr. Evans recently retired as Executive Vice President and Chief Financial Officer of Witness Systems, Inc., a public software company based in Roswell, Georgia. He started his professional career in 1971 as a CPA with Peat, Marwick, Mitchell & Co. (now KPMG), becoming a partner in 1980. He is a member of the President’s Council at The University of Illinois and the Tocqueville Society of the United Way.

About Wolverine Tube, Inc.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, and metal joining products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.